Exhibit 99.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
Frank J. Wood

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this ”Agreement”) dated March 13, 2006 by and between Foundation Coal Corporation, a Delaware corporation (the “Company”) and (“Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated as of July 30, 2004 (the “Prior Employment Agreement”); and

WHEREAS, Executive and the Company desire to amend and restate the Prior Employment Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

13.           Term.  Subject to the provisions of Section 7 of this Agreement, Executive shall continue to be employed by the Company for a period commencing on the date hereof and ending on December 31, 2008 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on December 31, 2008 and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days’ prior written notice before the next Extension Date that the Employment Term shall not be so extended.

14.           Position.  During the Employment Term, Executive shall serve as the Company’s Senior Vice President and Chief Financial Officer.  In such position, Executive shall report directly to the Chief Executive Officer (“CEO”) of the Company and shall have such duties and authority as shall be determined from time to time by the CEO.  During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the CEO; provided that nothing herein shall preclude Executive from (i) subject to the prior approval of the CEO (which shall not unreasonably be withheld), accepting appointment to or continuing to serve on any board of directors or trustees of any business or corporation, (ii) engaging in charitable activities and community affairs or (iii) managing his personal investments and affairs; provided that in each case, and in the aggregate, such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with the provisions contained in Section 9.

15.           Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $276,750, payable in regular installments in accordance with the Company’s usual payment practices.  Executive shall be entitled to increases (but not decreases) in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board of Directors (“Board”) and the Board shall be obligated to annually review Executive’s base salary for increases but not decreases.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

16.           Annual Bonus.  With respect to each full calendar year of the Company during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based upon the achievement of certain individual and Company performance targets established by the Board, in consultation with CEO (such targets to be established no later than 90 days following the beginning of the year in which they relate) as set forth below.

Company Performance	Percent of Base Salary	Individual Performance	Percent of Base Salary
125% of Target	83.33%	Maximum	41.67%
100% of Target	33.33%	Target	16.67%
85% of Target	16.67%	Below Target	8.33%
Below 85% of Target	0.00%

Straight line interpolation between each percentage.

17.           Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus plans) as in effect from time to time (collectively “Employee Benefits”), on terms no less favorable than those generally made available to other senior executives of the Company.  Executive will be provided paid vacation pursuant to the Vacation Summary Plan Description.

18.           Business Expenses.  During the Employment Term, reasonable travel and other expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

19.           Termination.  The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days’ advance written notice of any resignation of Executive’s employment.  Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a.             By the Company For Cause or By Executive Resignation Without Good Reason.

(i)   The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 7(c)).

(ii)   For purposes of this Agreement, “Cause” shall mean (A) Executive’s continued and willful, intentional or grossly negligent failure to substantially perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (B) Executive’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud that relates to the Company property, (C) the willful, intentional or grossly negligent conduct of Executive which is demonstrably and materially injurious to the Company, monetarily or otherwise (D) Executive’s material breach of the provisions of Sections 8 or 9 of this Agreement.  For purposes of this definition of Cause, no act, or failure to act, on Executive’s part shall be deemed willful, intentional or grossly negligent if Executive acted in good faith and in a manner that Executive reasonably believed to be in, or not opposed to, the best interests of the Company.

(iii)   If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)  the Base Salary through the date of termination;

(B)  any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C)  reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D)  such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.             Disability or Death.

(i)   The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death.  If Executive becomes physically or mentally incapacitated so as to be unable to perform the essential functions of Executive’s duties (such incapacity is hereinafter referred to as “Disability”), then (A) the CEO may allow another officer of the Company to perform Executive’s duties and responsibilities during the period of such Disability, and (B) if such Disability continues for 120 consecutive days or 180 days during any consecutive 360 day period, the CEO may terminate Executive’s employment under this Agreement.  If any question shall arise as to whether, during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then existing position or positions with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company, to whom Executive or Executive’s guardian has no reasonable objection, as to whether Executive is so disabled and how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on Executive.  Nothing in this Section 7(b) shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1933, 29 U.S.C. ss.2601 et seq. and the Americans With Disabilities Act, 424 S.C. ss.12101 et seq.

(ii)   Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) fifty percent (50%) of the Base Salary (the “Target Annual Bonus”) multiplied by a fraction, the numerator of which is the number of days of the calendar year of termination that shall have elapsed through the date of Executive’s termination of employment and the denominator of which is 365.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.             By the Company Without Cause or Resignation by Executive for Good Reason.

(i)   The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii)   For purposes of this Agreement, “Good Reason” shall mean (A) the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus, when due hereunder or (B) any substantial diminution in Executive’s authority or responsibilities from those described in Section 2 hereof, (C) the requirement by the Company that Executive’s principal office be located outside the greater Baltimore, Maryland metropolitan area or (D) any failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Company upon a merger, consolidation, sale or similar transaction (other than an assumption that occurs by operation of law); provided that any of the events described in clauses (A) through (D) of this Section 7(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason.

(iii)   If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability and other than any termination by the Company following the Company’s receipt of a Notice of Termination from Executive setting forth Executive’s intention to resign without Good Reason, as described in Section 7(a)(i)) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) the Target Annual Bonus multiplied by a fraction, the numerator of which is the number of days of the calendar year of termination that shall have elapsed through the date of Executive’s termination of employment and the denominator of which is 365; and

(C) subject to Executive’s continued compliance with the provisions of Sections 8 and 9, the product of (i) the sum of (x) the Base Salary and (y) the Target Annual Bonus multiplied by (ii) a fraction, the numerator of which is the greater of (x) the number of full months remaining in the Employment Term and (y) twelve and the denominator of which is twelve, payable in equal bi-monthly installments over the Restricted Period (as defined in Section 8) in accordance with the Company’s usual payroll practices; provided that the aggregate amount described in this clause (C) shall be reduced, but not below zero, by the present value of any other cash severance or cash termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates, including, without limitation, any severance plan of the Company in which Executive is entitled to participate.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d.             Expiration of Employment Term.

(i)   Election Not to Extend the Employment Term.  In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights.

Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 7(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)   Continued Employment Beyond the Expiration of the Employment Term.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

e.             Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(i) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f.              Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from (i) any position as an officer of the Company and any of the Company’s affiliates, and (ii) the Board of Directors (and any committees thereof) of the Company and any of the Company’s affiliates.

20.           Non-Competition.

a.             Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1)           During the Employment Term and for a period of nine months following the date Executive ceases to be employed by the Company for any reason, other than due to the Company’s failure to renew the Employment Term pursuant to Section 1(b) (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any customer of the Company or prospective customer of the Company:

(i)                                     with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment;

(ii)                                  with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding Executive’s termination of employment; or

(iii)                               for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(2)           During the Restricted Period, Executive will not directly or indirectly:

(i)                                     engage in any coal-related business that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) in the United States (a “Competitive Business”);

(ii)                                  enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)                               acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant;

(iv)                              interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers partners, members or investors of the Company or its affiliates, or

(v)                                 disparage the Company or any of its stockholders, directors, officers, employees or agents.

(3)           Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(4)           During the Employment Term and, for a period of two years following the date Executive ceases to be employed by the Company, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)                                     solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(ii)                                  hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(5)           During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

b.             It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

21.           Confidentiality; Intellectual Property.

a.             Confidentiality.

(i)   Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board; provided, that Executive may disclose such information to Executive’s legal and/or financial advisor for the limited purpose of enforcing Executive’s rights under this Agreement; provided, that Executive shall request that such legal and/or financial advisors not disclose such information.

(ii)   “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)   Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family, legal or financial advisors or members of the Company’s senior management, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)   Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b.             Intellectual Property.

(i)   If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)   If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)   Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv)   Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)   Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version that has been communicated to Executive.

(vi)   The provisions of Section 9 shall survive the termination of Executive’s employment for any reason.

22.           Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

23.           Gross-Up.

a.             In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plan, arrangement or agreement, including but not limited to the Nonqualified Stock Option Agreement, with the Company or any of its affiliates, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the ”Code”) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of the Excise Tax imposed on the Payments and any income, employment and other taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

b.             All determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche, LLP or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided, that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive’s behalf) when the associated Excise Tax is due.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to Section 11(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

c.             Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall (to the extent permitted by law) indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, such extension shall be limited solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d.             If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 11, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company’s complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

24.           Miscellaneous.

a.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such jurisdiction.  Except as provided in Section 10 of this Agreement, any controversy or claim arising out of or relating to this Agreement or Executive’s employment with the Company or the termination thereof shall be resolved by binding confidential arbitration, to be held in New York, New York, in accordance with the Employee Dispute Resolution Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The costs and expenses incurred in connection with such arbitration shall be borne by the party that does not prevail in such arbitration.  Each party shall be responsible for such party’s legal fees and expenses incurred in connection with such arbitration.

b.             Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.             No Mitigation:  No Offset.  In the event of any termination of Executive’s employment under Section 7 of this Agreement, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement, or otherwise, on account of any remuneration or other benefit attributable to any subsequent employment that Executive may obtain.

d.             Indemnification; D&O Insurance.  Executive shall be indemnified to the same extent as other senior executives, officers and directors with respect to Executive’s service as an employee and director of the Company or any of the Company’s affiliates.  During the Employment Term, the Company shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to Executive to the extent that the Company provides such coverage for any other senior executive, officer or director of the Company and following the Employment Term, Executive shall be entitled to such coverage to the extent that the Company provides such coverage for any other current and former senior executive, officer or director of the Company.

e.             No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

f.              Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

g.             Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement shall be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

h.             Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i.              Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Foundation Coal Corporation

999 Corporate Boulevard, Suite 300

Linthicum Heights, Maryland 21090

Attention:  General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

j.              Representations.

(i)   Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(ii)   The Company represents and warrants that (A) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it; (B) to the best of its knowledge and belief, the execution, delivery and performance of this Agreement by the Company does not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company or its affiliates or shareholders; and (C) to the best of its knowledge and belief, upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

k.             Prior Agreements.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates including, without limitation, the Prior Employment Agreement.

l.              Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder and does not unreasonably interfere with the Executive’s subsequent employment.  This provision shall survive any termination of this Agreement.  The Company agrees to reimburse, in accordance with Company policies, Executive promptly for Executive’s reasonable and documented out-of-pocket expenses incurred in connection with the cooperation obligation set forth in this Section 12(l).  Notwithstanding the foregoing the preceding cooperation obligation shall not apply to any actions proceeding or controversy between Executive and the Company or as to which it could reasonably be determined that Executive’s right to subsequently enforce Executive’s rights under this Agreement could be prejudiced.

m.            Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n.             Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

o.             Section 409A Compliance.  The parties intend that any severance or other compensation under this Agreement be paid in compliance with Section 409A of the Code such that there are no adverse tax consequences, interest, or penalties as a result of such payments.  The parties agree to modify this Agreement, the timing (but not the amount) of the severance or other compensation to the extent necessary to comply with Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FOUNDATION COAL CORPORATION FRANK J. WOOD

By: Michael R. Peelish

Title: SVP Safety and Human Resources